1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com Press Release iStar Reports Fourth Quarter and Fiscal Year 2020 Results NEW YORK, February 23, 2021 iStar Inc. (NYSE: STAR) today reported results for the fourth quarter and fiscal year ended December 31, 2020. iStar highlights include: o Net income (loss) per diluted common share of ($0.26) and ($0.87) for the three months and twelve months ended December 31, 2020, respectively o Adjusted earnings per diluted common share of $0.15 and $0.54 for the three months and twelve months ended December 31, 2020, respectively o Unrealized gain on Safehold investment increased by $1.0 billion in 2020 to $1.6 billion total o $191 million of legacy asset sales proceeds in 2020 o 20% net reduction of legacy asset portfolio in 2020 “Despite the meaningful challenges COVID created, iStar performed well in 2020 against the strategy we originally laid out two years ago: scale Safehold and the ground lease ecosystem, continue to enhance the strength and flexibility of our balance sheet, and simplify our business,” said Jay Sugarman, Chairman and Chief Executive Officer. “As we look ahead, we are excited about the opportunity to continue to build on this momentum and realize its value for shareholders.”

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below: Dial-In: 877.336.4436 International: 234.720.6984 Access Code: 9807315 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on February 23, 2021 through 11:59 p.m. ET on March 10, 2021 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 3895665    iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing